EXHIBIT 10.61

TIME VESTING RESTRICTED STOCK UNIT AGREEMENT
UNDER THE INSULET CORPORATION THIRD
AMENDED AND RESTATED 2007 STOCK OPTION AND INCENTIVE PLAN
Name of Grantee:
No. of Restricted Stock Units Granted:
Grant Date:
Pursuant to the Insulet Corporation Third Amended and Restated 2007 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Insulet Corporation (the “Company”) hereby grants a deferred stock award consisting of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.001 per share (the “Stock”) of the Company, subject to the restrictions and conditions set forth herein and in the Plan.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award. Any consideration due to the Company on the issuance of the Award has been deemed to be satisfied by past services rendered by the Grantee to the Company.
2.Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
3.Vesting of Restricted Stock Units. The Restricted Stock Units shall vest one-third on the first anniversary of the date of grant and one-third on each of the second and third anniversaries of the date of grant, provided in each case that the Grantee continues to have a Service Relationship with Company or a Subsidiary (as defined in the Plan) on such date.
For purposes hereof, “Service Relationship” means any relationship as a full-time employee, part-time employee or director of the Company or any Subsidiary or any successor entity (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Non-Employee Director). The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.
4.Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary is terminated prior to the vesting or termination of this Award, the following shall occur:
(a)Termination Due to Death or Disability. If the Grantee’s Service Relationship terminates by reason of the Grantee’s death or disability (as determined by the Administrator), this Award shall become fully vested on the date of such termination.
(b)Termination for any reason other than Death or Disability. If the Grantee’s Service Relationship with the Company and its Subsidiaries terminates for any reason other than the Grantee’s death or disability prior to the satisfaction of the vesting conditions set forth in Section 3 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
(c)Termination in Connection with a Sale Event. Notwithstanding Section 4(b) above, if the Grantee’s Service Relationship with the Company or its Subsidiaries is terminated by the Company without Cause or by the Grantee for Good Reason in either case within 24 months after a Sale Event, this Award shall become fully vested as of the date of such termination of employment.
For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) conduct by the Grantee constituting a material act of willful misconduct in connection with the performance of Grantee’s duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; or (ii) the commission by the Grantee of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Grantee that would reasonably be expected to result in material injury to the Company or any of its subsidiaries and affiliates if he were retained in his position; or (iii) willful and deliberate material non-performance by the Grantee of his duties to the Company (other than by reason of the Grantee’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Company; or (iv) a breach by the Grantee of any of the provisions contained any agreements between Grantee and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions; or (v) a material violation by the Grantee of the Company’s employment policies which has continued following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (i), (iii) or (vi) hereof, no act, or failure to act, on Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act or failure to act, was in the best interest of the Company and its subsidiaries and affiliates.
For purposes of this Agreement, “Good Reason” shall mean that the Grantee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in Grantee’s responsibilities, authority or duties; or (ii) a material reduction in Grantee’s then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which the Grantee is principally employed to a location more than 30 miles from such offices. For purposes of clause (i) hereof, a change in the reporting relationship, or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty. “Good Reason Process” shall mean: (i) Grantee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Grantee notifies the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (iii) Grantee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) Grantee terminates his Service Relationship within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
The Administrator’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and his or her representatives or legatees.
5.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of

Restricted Stock Units credited to the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.
6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
9.No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Service Relationship of the Grantee at any time.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
13.Clawback. The Grantee agrees and acknowledges that the entire Award, whether or not vested or exercised, is subject to the terms and provisions of the Company’s Policy for Recoupment of Incentive Compensation, to the extent applicable.

INSULET COPRORATION

By: Patrick J. Sullivan
Title: Chief Executive Officer

Grantee Name:
Grantee Acceptance Date: